N-SAR Sub-Item 77C

Matters sumitted to a vote of security holders

File Number: 811-4537

A Special Meeting of Shareholders of the Liberty All-Star Growth Fund, Inc. was held on November 21, 2006 for the purpose of voting on the matters listed below.  The final tabulation results of this meeting are as follows:

The number of shares issued, outstanding and eligible to vote as of the record date of September 7, 2006 was 27,250,328.

1.

To elect three new Directors of the Fund.

For

Withheld

(1)

Richard C. Rantzow

12,381,530

1,538,999

(2)

George R. Gaspari

12,382,787

1,537,743

(3)

Edmund J. Burke

12,366,403

1,554,126

2.

To approve a new Fund Management between the Fund and ALPS Advisers, Inc. to become effective upon completion of the Transaction described in the Proxy Statement.

For

Against

Abstain

12,102,451

1,054,603

763,476

3.

To approve new Portfolio Management Agreements for the Fund with ALPS Advisers, Inc. and each of the current Portfolio Managers listed below to become effective upon completion of the Transaction described in the Proxy Statement.

For

    Against

   Abstain

TCW Investment Management

  Company

    12,072,843

1,088,284

759,403

M.A. Weatherbie & Co., Inc.

    12,040,885

1,090,998

788,646

William Blair & Company, L.L.C.

12,042,976

 1,115,614

               761,939

4.

To approve a policy to permit the Fund and ALPS Advisers, Inc. to enter into Portfolio Management Agreements in advance of Shareholder approval.

For

Against

Abstain

11,696,676

1,448,329

775,524